Exhibit 99

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Payout Ratio Affords Substantial Flexibility

		For the year ended December 31, 2003
		Millions

Net cash provided by operating activities		$376

Acquisition of Bridgelands (included in land acquisition expenditures)		22

Improvements to existing properties		(71)

Dividends paid
Common	150
Preferred	12	(162)

Cash from operations available for reinvestment		$165

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Cash from Operations Supplemented by Capital Raising/Recycling

For the year ended December 31, 2003	Millions

Cash from operations available for reinvestment	$165

Proceeds from the disposition of properties to PREIT, Kravco and other properties	396

Proceeds from exercise of stock options	110

Net borrowings (note 1)	95

Other, net	(4)

Net proceeds from capital transactions	$597

Total capital transactions and cash from operations	$762

Note 1     Net proceeds from the issuance and repayment of debt, excluding construction loan draws.

How Did We Spend It ?

For the year ended December 31, 2003		Millions

Net capital redeployed

Acquisitions of interests in properties and other assets		$437

Acquisitions of Christiana/Staten Island/ Mizner Park / Other	253

Acquisition of interest in Woodlands	184

9.25% QUIPS (preferred securities) retired		57

Repurchase of shares — Hughes participation		72

Bridgelands acquisition		22

Equity in development (note 1)		97

Net capital redeployments		$685

Note 1             Includes expenditures for properties in development and investments in joint ventures in development, net of construction loan draws.

For the year ended December 31, 2003	Millions

Cash from operations available for reinvestment	$165

Net proceeds from capital transactions	$597

$762

Net capital redeployments	$685

[GRAPHIC]	77

Reconciliation of cash from operations available for reinvestment, net proceeds from capital transactions and net capital redeployments to Statement of Cash Flows

Millions	Year ended 12/31/2003

Net cash provided by operating activities		$376
Expenditures for the acquisition of Bridgelands included in land acquisition expenditures		22
Expenditures for improvements to existing properties		(71)
Dividends paid		(162)

Cash from operations available for reinvestment		165

Proceeds from capital transactions
Proceeds from the disposition of properties to PREIT, Kravco and other properties		396
Proceeds from the disposition of interests in properties	356
Expenditures for acquisition of Christiana netted with proceeds from dispositions	40
Proceeds from the exercise of stock options		110
Net proceeds from the issuance and repayment of debt, excluding construction loan draws		95
Net other investing and other financing activities		(4)

Net proceeds from capital transactions		597

Capital redeployments
Total expenditures for acquisitions of interests in properties and other assets		(437)
Expenditures for acquisitions of interests in properties and other assets	(397)
Expenditures for acquisition of Christiana netted with proceeds from dispositions	(40)
Purchase of Parent Company-obligated mandatorily redeemable preferred securities		(57)
Repurchases of common stock		(72)
Expenditures for the acquisition of Bridgelands included in land acquisition expenditures		(22)
Equity in development		(97)
Expenditures for properties in development	(168)
Expenditures for investments in unconsolidated real estate ventures in development	(27)
Proceeds from borrowings on construction loans	98

Net capital redeployments		(685)

Net change in cash		$77

Other Provisions, Impairment Losses & Net Gains on Dispositions  /  2002, 2003 and 1st Q 2004

	January 2002 - March 2004
Millions	Provisions	Gains on Dispositions

Pension curtailment & settlement losses	$30

Organizational changes / early retirements	22

Losses (gains) on early extinguishment of debt	(8)

Impairment provisions	61

		$228	*

Total	$105	$228	*

*                 $75 million included in earnings from continuing operations, primarily dispositions of interests in Christiana Mall and Franklin Park, and $153 million included in discontinued operations.

Pension Curtailment /
Settlement Losses

•                  $30 million through March 31, 2004

•                  $35 million estimate for the remainder of 2004

What do the charges represent ?

•                  Acceleration of expense recognition that would otherwise be recognized under GAAP over the remaining average years of service of pension beneficiaries.

No more pension plan, no more service years.
Everything gets recognized currently,
regardless of when cash was invested.

•                  During 2004, quarterly expense recognition is tied to the pace at which people retire or leave — but the impact to annual guidance remains at $0.35/share.

What does this mean for shareholders going forward?

•                  Meaningful future cash savings without additional current investment.

[CHART]

•                  Eliminates reporting complexity - cash and earnings diverge in pension accounting.

Organization Changes /
Early Retirements

	January 1, 2002- March 31, 2004	January 1, 2002- December 31, 2004
	Millions	SAVINGS
Provision for personnel changes	$22	22

(Includes $11 M for retirements of two Vice Chairmen & CFO)		[GRAPHIC]

* Assumes 1/1/02 internal cost structure grows at CAGR of 4% and includes 2004 projected internal costs/savings.

Losses (Gains) on Early Extinguishment of Debt: $8 Million Net Benefit

2002, 2003 and 1st Q 2004	Millions Loss / (Gain)

Redeemed $137 million of 9.25% preferred –	$4

• Annualized savings of $12.9 million

• Approximately $700,000 in expense savings in 2005

Refinanced $240 million Fashion Show construction loan -	1

• Saving 130 bp vs prior mortgage debt

• Mortgage debt replaced with unsecured debt

Echelon - Net gain on non-recourse debt relief	(36)

Property dispositions - PREIT, Inglewood, other	19

Other	4

Net gains	$(8)

Impairment Provisions

2002, 2003 and 1st Q 2004	Millions

Merchant Wired	$12

Impairments - Operating properties
Echelon	39
Westdale	7
Other	3

Total	$61

•                  Non-recourse financing protected shareholders

•                  Relieved of mortgage debt exceeding market value

Columbia Land Sales vs.
30 Year Fixed Rate Mortgage

[CHART]

*Revenue figures include builder participation